Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2025 with respect to the financial statements of Actinium Pharmaceuticals Inc. included in the Annual Report on Form 10-K of Actinium Pharmaceuticals Inc. for the year ended December 31, 2025.

/s/ MARCUM LLP

Houston, Texas

October 9, 2026